UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2017
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 SEITEL, INC.
(Exact name of Registrant as Specified in its Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	001-10165 (Commission File Number)	76-0025431 (IRS Employer Identification No.)
10811 S. Westview Circle Drive
Building C, Suite 100
Houston, Texas 77043
(Address of Principal Executive Offices)
(713) 881-8900
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On January 13, 2017, the Compensation Committee of the Board of Directors of Seitel, Inc. (together with its subsidiaries, the “Company”) adopted the Seitel, Inc. Executive Retention Bonus Program for Key Employees (the “Plan”), effective as of January 1, 2017. The Plan is intended to ensure that the Company will continue to receive the full, undistracted attention and dedication of its key employees who are participants in the Plan (each, a “Key Employee”), and is in addition to the benefits provided in any Key Employee’s employment agreement with the Company.
Under the Plan, each Key Employee who continues as an employee of the Company until December 31, 2018 will receive a lump sum cash bonus (the “Retention Bonus”) payable within 30 days of such date. In the event the employment of a Key Employee is terminated by the Company without Cause (as defined in the Key Employee’s employment agreement) or by the Key Employee for Good Reason (as defined in the Key Employee’s employment agreement) prior to December 31, 2018, the Key Employee shall receive a pro rata share of the Retention Bonus for the period worked during the term of the Plan, which amount shall be payable within 30 days of termination of the Key Employee’s employment. If the Key Employee is terminated by the Company for Cause prior to December 31, 2018, the Key Employee will not be entitled to payment of any benefits under the Plan.
The Key Employees include, Robert D. Monson, Chief Executive Officer and President of Seitel, Inc., Marcia H. Kendrick, Chief Financial Officer, Executive Vice President, Assistant Secretary and Treasurer of Seitel, Inc., Randall A. Sides, President of Seitel Data, Ltd. and Richard Kelvin, Chief Technology Officer and President of Seitel Canada Ltd. Mr. Monson, Ms. Kendrick, Mr. Sides and Mr. Kelvin are eligible to receive Retention Bonuses of $1,087,040, $361,900 and $361,900, and $352,000 respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEITEL, INC.

Date: January 19, 2017	By:	/s/ Robert D. Monson
Robert D. Monson
Chief Executive Officer and President